NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Completes Phase One of Common Share Repurchase Program
PRINCETON, NJ — October 11, 2006 — NRG Energy, Inc. (NYSE: NRG) has completed phase one of its previously announced $750 million capital allocation program. Through October 10, 2006, the Company repurchased approximately 10.6 million common shares at an aggregate cost of approximately $500 million.
“This stock repurchase program demonstrates our ongoing commitment to returning capital to shareholders efficiently,” said David Crane, NRG’s President and Chief Executive Officer. “The cash flow productivity of our business portfolio provides the foundation for our capital allocation philosophy.”
The second phase of NRG’s capital allocation plan is expected to commence in 2007. As previously stated, the Company reserves the flexibility, based on market conditions at the time, to reallocate all or a portion of that second phase toward initiating a common share dividend.
NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia, Germany and Brazil.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, our inability to implement the second phase of the capital allocation program or initiate a common share dividend. NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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